Exhibit 99.1
NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Record Fourth-Quarter and Full-Year

Sales, Earnings and Cash Flow

Strong Deicing and Growing Specialty Fertilizer Sales Boost Results

OVERLAND PARK, Kan. (February 11, 2008) – Compass Minerals (NYSE: CMP) reports the following record results from operations:
•
Net earnings were $50.4 million, or $1.53 per diluted share, for the fourth quarter compared to $26.2 million, or $0.80 per diluted share, in the 2006 period.  Full-year net earnings were $80.0 million, or $2.43 per diluted share, compared to $55.0 million, or $1.69 per diluted share, in 2006.

•
Excluding special items, Compass Minerals’ fourth-quarter net earnings increased 65 percent to $43.2 million, or $1.31 per diluted share.  For the full year, net earnings excluding special items increased 25 percent to $68.7 million, or $2.09 per diluted share.

•
Robust demand for deicing products, strong sulfate of potash specialty fertilizer sales, pricing gains across all product lines and the favorable impact of foreign exchange lifted the company’s fourth-quarter sales 54 percent to $326.1 million and increased operating earnings 56 percent to $69.4 million.  The company’s results in the 2006 period were affected by weak deicing demand due to very mild weather.

•	For the full year, sales increased 30 percent to $857.3 million and operating earnings improved 21 percent to $144.3 million.
•	The company’s cash flows from operations increased 24 percent to $118.5 million.

    “Our record results this quarter and for all of 2007 demonstrate Compass Minerals’  improving performance.  As the leading North American producer of sulfate of potash, our specialty fertilizer segment is realizing increasing benefits from the dynamic growth of the fertilizer industry.  Our salt segment also posted substantial sales and earnings gains, aided by a

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significant year-over-year weather benefit in the fourth quarter,” said Angelo Brisimitzakis, Compass Minerals president and CEO.

Financial Results (in millions except for EPS)
	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Sales	$326.1	$211.1	$857.3	$660.7
Sales less shipping and handling cost	227.3	153.2	604.4	466.1
Operating earnings	69.4	44.5	144.3	119.4
Net earnings	50.4	26.2	80.0	55.0
Net earnings, excluding special items*	43.2	26.2	68.7	55.0
Diluted earnings per share	1.53	0.80	2.43	1.69
Diluted earnings per share, excluding special items*	1.31	0.80	2.09	1.69
EBITDA*	70.6	56.5	174.7	164.0
Adjusted EBITDA*	80.7	54.8	184.3	159.9
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT
Frequent December snow storms throughout the company’s North American deicing service areas created above-average demand for highway, consumer and professional deicing products during the fourth quarter of 2007.  This strong North American deicing demand helped generate a 57 percent increase in fourth-quarter salt segment sales and a 47 percent increase in fourth-quarter volumes when compared to low deicing demand in the 2006 mild-weather period.  Average selling prices were up 13 percent on highway deicing products and up 17 percent on consumer and industrial products reflecting year-over-year price improvements, foreign exchange benefits and favorable mix effects.
Salt segment operating earnings increased 53 percent to a record $66.0 million for the fourth quarter as a result of the year-over-year sales improvements, partially offset by higher fuel surcharges and transportation rates and by production inefficiencies caused by expansion activities at the company’s Goderich, Ontario mine.

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Salt Segment Performance (in millions except for sales volumes and prices per ton)
	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Sales	$283.8	$181.1	$710.7	$549.6
Sales excluding shipping and handling	$190.7	$127.2	$477.8	$370.4
Operating earnings	$66.0	$43.2	$138.7	$114.4
Sales volumes (in thousands of tons):
Highway deicing	4,034	2,601	10,373	8,185
Consumer and industrial	805	699	2,412	2,313
Total salt	4,839	3,300	12,785	10,498
Average sales price (per ton):
Highway deicing	$42.60	$37.57	$38.97	$35.63
Consumer and industrial	$139.12	$119.18	$127.04	$111.53
Total salt	$58.66	$54.86	$55.59	$52.35

For the full year, salt segment sales increased 29 percent and volumes improved 22 percent through more-normal deicing demand in North America than in the prior mild-weather year.  Average selling prices for consumer and industrial products increased 14 percent through pricing improvements, beneficial foreign exchange and a more favorable product mix.  Highway deicing average prices increased 9 percent as a result of the company’s bid results and the impact of foreign exchange.
Full-year salt segment operating earnings grew to a record $138.7 million, a 21 percent increase over 2006.  The company’s 2006 full-year operating earnings included the benefit of a $5.1 million insurance recovery that was recorded as a reduction of that year’s product costs.
Winter Weather Effects
Compass Minerals estimates that more-severe than average winter weather in North America increased the company’s fourth-quarter deicing sales by approximately $25 million to $30 million and increased fourth-quarter operating earnings by approximately $6 million to $10 million compared to a normal-weather fourth quarter.  These gains were net of below average fourth-quarter deicing sales and operating earnings in the U.K. due to continued mild weather in that sales region.
For the full year, the company estimates that the sales impact of severe fourth-quarter weather in North America was offset by the impact of unusually mild weather in North America in the first quarter of 2007 and throughout the year in the U.K.  As a result, the company estimates that its full-year sales were similar to sales in a year with normal weather.  However, an unfavorable geographic mix of winter weather reduced 2007 full-year operating earnings by approximately $5 million when compared to a year with more typical winter weather patterns.

Estimated Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Favorable (unfavorable) to normal weather: Sales	$25 to $30	($30) to ($40)	Approx. Normal	($70) to ($80)
Operating earnings	$6 to $10	($8) to ($12)	($5)	($20) to ($25)

SPECIALTY FERTILIZER SEGMENT
Fourth-quarter sulfate of potash specialty fertilizer sales improved 35 percent over the prior-year period.  Volumes rose 20 percent due to accelerating global demand for all potassium sources and differences in the timing of certain international shipments.  Fourth-quarter average selling prices were up by $37.60 per ton.
Specialty fertilizer segment operating earnings increased 41 percent for the fourth quarter primarily due to price increases which helped to restore gross margin that was lost in 2006 because of increased input costs for sourced potassium chloride.

Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per ton)
	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Sales	$39.4	$29.2	$136.1	$110.3
Sales excluding shipping and handling	$33.7	$25.2	$116.1	$94.9
Operating earnings	$11.3	$8.0	$35.6	$30.5
Sales volumes (in thousands of tons)	115	96	423	377
Average sales price (per ton)	$341.29	$303.69	$321.82	$292.39

For the full year, specialty fertilizer sales were up 23 percent and sales volumes increased 12 percent to a record 423,000 tons, reflecting increased global demand in 2007.  Average selling prices improved 10 percent over the prior year, primarily due to the initial impact of the company’s pricing actions in the second half of 2007.
Specialty fertilizer segment operating earnings increased 17 percent to a record $35.6 million for the full year as sales improvements were partially offset by higher shipping and potassium chloride input costs.

OTHER FINANCIAL HIGHLIGHTS
Revenues from the company’s U.K.-based records management business, DeepStore Ltd., totaled $2.9 million in the fourth quarter of 2007 and $10.5 million for the full year compared to sales of $1.2 million and $3.9 million for the 2006 fourth quarter and full year, respectively. Compass Minerals’ accretive acquisition of London-based Interactive Records Management in

January 2007 accounted for most of the year-over-year sales growth.  Its results and assets are included in “Corporate and Other” segment reporting.
Selling, general and administrative expenses increased $6.1 million in the quarter and $14.0 million for the full year reflecting increases in results-based variable compensation, the company’s investments in growth- and productivity-focused personnel, expenses from the newly consolidated records management business, greater investments in advertising, higher depreciation expense, and unfavorable foreign exchange effects compared to the 2006 periods.
Interest expense declined modestly in the fourth quarter because the company refinanced $123.5 million principal amount of 12.75-percent discount notes with substantially lower interest rate borrowings in the fourth quarter.  Refinancing activities resulted in an $11.0 million charge in other expense.  For the full year, interest expense was modestly higher in 2007 than in 2006 because of higher average borrowings on the company’s revolving credit facility and higher accretion on its discount notes.
The company’s fourth-quarter income tax expenses were more than offset by a $14.0 million benefit from the release of tax reserves.  The company released these reserves because of changes in its assessment of previously established tax reserves and the close of tax examination years.
Brisk deicing product sales in the fourth quarter of 2007 contributed to a $92.6 million increase in receivables and a $17.7 million decline in inventories when compared with year-end 2006 balances following unseasonably low deicing sales in the mild 2006 quarter.  Despite this increase in working capital, the company’s improved earnings and reduced tax obligations led to record cash flows from operations of $118.5 million, a 24-percent improvement over 2006 cash flows from operations of $95.6 million.
The company’s multi-phased expansion projects at its rock salt mine in Goderich, Ontario and its sulfate of potash specialty fertilizer production facility in Ogden, Utah, along with investments in the records management business, increased 2007 capital expenditures to $48 million.
“Overall, we achieved profitable growth in 2007 by effectively leveraging our market-leading positions and superior assets.  We created long-term value through improvements in pricing, sales volumes, capital structure, and tax efficiency,” Dr. Brisimitzakis continued.  “We are pleased that our strong underlying financial performance has continued to benefit our shareholders through total shareholder returns that have outperformed standard market indices.”

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2008 Outlook
“We’re quite optimistic about our opportunities in 2008.  The outlook for sulfate of potash is strong as global demand for all crop nutrients remains robust.  Assuming normal weather, our salt segment should benefit from stronger pricing, new products and increased rock salt capacity.  In addition, we expect our lower cost of capital and improved tax efficiency to help us deliver even better results,” said Dr. Brisimitzakis.
A summary of the company’s 2008 outlook is included in Compass Minerals’ Value Proposition presentation available on the company’s website at www.compassminerals.com/presentation.

Conference Call
Compass Minerals will discuss its results on a conference call on Tuesday, February 12, at 9:00 a.m. ET.  To access the conference call, interested parties should visit the Investor Relations section of the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 31142141.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 31142141.  Outside of the U.S. and Canada, callers may dial (706) 645-9291.

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of inorganic minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom, and produces and distributes consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, specialty fertilizers, and products used in agriculture and other consumer and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  In addition to using GAAP financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA, a non-GAAP financial measure, to evaluate the performance of our core business operations.  To effectively manage our resource allocation, cost of capital and income tax positions, we evaluate the operating units on the basis of EBITDA.  EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity.  EBITDA excludes interest expense,

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income taxes and depreciation and amortization, each of which is an essential element of our cost structure and cannot be eliminated.  Our borrowings are a significant component of our capital structure and interest expense is a continuing cost of debt.  We are also required to pay income taxes.  We have a significant investment in capital assets, and depreciation and amortization reflects the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  EBITDA does, however, include other cash and non-cash items which management believes are not indicative of the ongoing operating performance of our core business operations.  Management excludes these items to calculate adjusted EBITDA.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.
Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include the release of tax reserves and costs to refinance our Senior Discount Notes.
Management’s calculations of these measures are set forth in the following tables.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 22, 2007. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

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Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net earnings	$50.4	$26.2	$80.0	$55.0
Income tax expense (benefit)	(4.5)	6.4	0.1	14.8
Interest expense	13.4	13.6	54.6	53.7
Depreciation, depletion and amortization	11.3	10.3	40.0	40.5
EBITDA	$70.6	$56.5	$174.7	$164.0
Adjustments to EBITDA:
Other (income) expense (1)	10.1	(1.7)	9.6	(4.1)
Adjusted EBITDA	$80.7	$54.8	$184.3	$159.9

(1) Primarily includes interest income and foreign exchange gains and losses in all periods. In the fourth quarter of 2007, includes $11.0 million of refinancing costs for our 12.75-percent senior discount notes.

Reconciliation for Net Earnings, Excluding Special Items
(in millions)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net earnings	$50.4	$26.2	$80.0	$55.0
Release of tax reserves(1)	(14.0)	--	(18.1)	--
Tender costs for senior subordinated notes, net of tax(2)	6.8	--	6.8	--
Net earnings, excluding special items	$43.2	$26.2	$68.7	$55.0

(1) In 2007, we recorded a reduction in accrued liabilities and tax expense of $18.1 million, including $4.1 million in the third quarter and $14.0 million in the fourth quarter. This reduction resulted from entering into a program with a taxing authority to resolve uncertain tax positions which changed our assessment of previously established tax reserves and to the close of tax examination years.
(2) In the fourth quarter of 2007, we recorded costs of $11.0 million, pre-tax, of refinancing costs for our 12.75-percent senior discount notes.

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COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Sales	$326.1	$211.1	$857.3	$660.7
Shipping and handling cost	98.8	57.9	252.9	194.6
Product cost	137.8	94.7	392.4	293.0
Gross profit	89.5	58.5	212.0	173.1
Selling, general and administrative expenses	20.1	14.0	67.7	53.7
Operating earnings	69.4	44.5	144.3	119.4
Other (income) expense:
Interest expense	13.4	13.6	54.6	53.7
Other, net	10.1	(1.7)	9.6	(4.1)
Earnings before income taxes	45.9	32.6	80.1	69.8
Income tax expense (benefit)	(4.5)	6.4	0.1	14.8
Net earnings	$50.4	$26.2	$80.0	$55.0
Basic net earnings per share	$1.53	$0.81	$2.44	$1.70
Diluted net earnings per share	$1.53	$0.80	$2.43	$1.69
Cash dividends per share	$0.32	$0.305	$1.28	$1.22
Basic weighted-average shares outstanding	32,941,992	32,495,851	32,810,704	32,345,962
Diluted weighted-average shares outstanding	33,015,444	32,706,192	32,931,707	32,592,780

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COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$12.1	$7.4
Receivables, net	206.6	114.0
Inventories	128.4	146.1
Other current assets	18.6	16.3
Property, plant and equipment, net	396.8	374.6
Intangible and other noncurrent assets	57.5	57.1
Total assets	$820.0	$715.5

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Total current liabilities	$165.1	$119.0
Long-term debt, net of current portion	602.7	582.4
Deferred income taxes and other noncurrent liabilities	56.8	79.2
Total stockholders' equity (deficit)	(4.6)	(65.1)
Total liabilities and stockholders' equity (deficit)	$820.0	$715.5

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COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2007	2006
Net cash provided by operating activities	$118.5	$95.6

Cash flows from investing activities:
Capital expenditures	(48.0)	(36.4)
Purchase of a business	(7.6)	--
Other, net	(0.3)	(4.4)
Net cash used in investing activities	(55.9)	(40.8)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	127.0	--
Principal payments on long-term debt	(153.9)	(45.4)
Revolver activity	18.6	(13.9)
Tender premium and fees paid to redeem debt	(9.4)	(0.1)
Dividends paid	(42.0)	(39.5)
Proceeds received from stock option exercises	0.4	0.4
Excess tax benefits from stock option exercises	1.8	2.3
Other, net	(1.6)	--

Net cash used in financing activities	(59.1)	(96.2)

Effect of exchange rate changes on cash and cash equivalents	1.2	1.7

Net change in cash and cash equivalents	4.7	(39.7)
Cash and cash equivalents, beginning of the year	7.4	47.1

Cash and cash equivalents, end of period	$12.1	$7.4

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COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended December 31, 2007	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$283.8	$39.4	$2.9	$326.1
Intersegment sales	0.1	5.9	(6.0)	--
Shipping and handling cost	93.1	5.7	--	98.8
Operating earnings (loss)	66.0	11.3	(7.9)	69.4
Depreciation, depletion and amortization	8.5	2.5	0.3	11.3
Total assets	600.5	152.2	67.3	820.0

Three Months Ended December 31, 2006	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$181.1	$29.2	$0.8	$211.1
Intersegment sales	--	5.2	(5.2)	--
Shipping and handling cost	53.9	4.0	--	57.9
Operating earnings (loss)	43.2	8.0	(6.7)	44.5
Depreciation, depletion and amortization	7.6	2.6	0.1	10.3
Total assets	512.3	145.2	58.0	715.5

Twelve Months Ended December 31, 2007	Salt	Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$710.7	$136.1	$10.5	$857.3
Intersegment sales	0.4	15.4	(15.8)	--
Shipping and handling cost	232.9	20.0	--	252.9
Operating earnings (loss)	138.7	35.6	(30.0)	144.3
Depreciation, depletion and amortization	29.6	9.5	0.9	40.0

Twelve Months Ended December 31, 2006	Salt	Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$549.6	$110.3	$0.8	$660.7
Intersegment sales	--	13.1	(13.1)	--
Shipping and handling cost	179.2	15.4	--	194.6
Operating earnings (loss)(b)	114.4	30.5	(25.5)	119.4
Depreciation, depletion and amortization	31.5	8.9	0.1	40.5

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations.  Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.

b)	Salt segment operating earnings for the twelve months ended December 31, 2006 include $5.1 million of insurance proceeds.